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                                                                   EXHIBIT 10.20

[TECHTEAM NEWS RELEASE LETTERHEAD]


                                                              NASDAQ/NM - "TEAM"



FOR IMMEDIATE RELEASE, Tuesday, August 13, 2001


TECHTEAM ANNOUNCES REVENUES AND EARNINGS FOR THE SECOND QUARTER ENDED JUNE 30, 2001

WILLIAM F. COYRO, JR. APPOINTED PRESIDENT AND CEO.

SOUTHFIELD, MICHIGAN, August 13, 2001...NATIONAL TECHTEAM INC., Nasdaq symbol ("TEAM"), a global provider of comprehensive knowledge-based information technology support solutions to Fortune 1000 and multinational companies, today announced revenues and earnings for the second quarter and six month periods ended June 30, 2001, and the appointment of William F. Coyro, Jr. as President and Chief Executive Officer.

For the quarter ended June 30, 2001, TechTeam reported a net loss of ($913,000) or (0.09) per share compared to net income of $1.1 million or $0.08 per share for the second quarter of 2000. Included in the net loss are certain one-time and non-recurring items, such as a settlement charge related to earn-out and release agreements with former officers of TechTeam Capital Group, write off of certain equity stakes in other companies, charges related to the closing of the company's Harper Woods, Michigan facility, and one-time severance costs. These one-time and non-recurring items accounted for approximately ($0.05) per share out of the ($0.09) per share loss for the quarter.

Revenues for the second quarter 2001 were $23.5 million compared to $33 million for the second quarter 2000. The reduction was primarily due to the previously announced discontinuance of the OEM Call Center Services and the ramping down of the leasing business. Financial results for the six month period were revenues of $49 million and a net loss of ($688,000) or ($0.07) per share, compared to revenue of $65 million and net income of $1.5 million or $0.11 per share for the same period last year.

Effective August 10, 2001, the Company has re-appointed William F. Coyro, its founder and former Chairman, as President and CEO to run the Company. "The Board of Directors has become aware of the Company's need to sharpen its focus," said Wallace D. Riley, the Company's Chairperson. "There is nobody who understands TechTeam or its position in the marketplace better than Bill Coyro. Bill was the reason for TechTeam's original success. He returns recharged with a commitment to assist the Company in achieving greater success than ever. The Board is confident that he is the right person to maximize the Company's strengths."


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[TECHTEAM NEWS RELEASE LETTERHEAD]


"TechTeam is very well positioned to take advantage of the strong demand for outsourced technical support services," commented Dr. Coyro. "TechTeam has solid relationships with its customers, it has dedicated and professional employees, it has innovative and cost-effective solutions, and it is in excellent financial health as evidenced by our strong balance sheet. The company has substantial cash reserves, a book value of approximately $7.28 per share and strong positive cash flow from operating activities. My primary objective is to increase shareholder value through hard work and dedication."

M. Anthony Tam remains a Director of the Company.


TECHTEAM (www.techteam.com) is a global provider of comprehensive knowledge based support solutions that enable Fortune 1000 companies to improve operating efficiencies, productivity and profitability. TechTeam achieves this through continuous analysis of information gathered in the support process and deployment of best practice technology and methodologies. TechTeam's help desk, data mining, and Internet delivery capabilities empower clients to effectively use leading-edge software, hardware and network technology to dramatically improve internal operating processes and favorably impact financial results. Information about National TechTeam and its services are available at www.techteam.com or by calling 1-800-522-4451.

SAFE HARBOR STATEMENT
With the exception of statements regarding historical matters and statements regarding the Company's current status, certain matters discussed herein are forward-looking and involve substantial risks and uncertainties. Statements concerning such forward-looking matters may be identified by the use of words "anticipate," "believe," "estimate," "expect," "intend," "plan" and similar expressions. Actual results, performance or achievements could differ materially from these forward-looking statements. Factors that could cause or contribute to such material differences include impact of business with major clients and competition and other factors as described in the Company's filings with the United States Securities and Exchange Commission. The forward-looking statements made by the Company in the press release are accurate as of this date. The Company is under no obligation to update these forward-looking statements.



                  FINANCIAL TABLES TO FOLLOW ON THE NEXT PAGE.

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[TECHTEAM NEWS RELEASE LETTERHEAD]






                             NATIONAL TECHTEAM, INC.
                      SECOND QUARTER RESULTS OF OPERATIONS
                      (In thousands except per share data)


Quarter Ended June 30                                            2001           2000
---------------------                                          --------       --------
Revenues                                                       $ 23,521       $ 32,959
Net Income (Loss)                                              $   (913)      $  1,111
Basic and Diluted Earnings (Loss) Per Share                    $  (0.09)      $   0.08

Weighted Average Number of
Basic and Diluted Common Shares and Common Share
Equivalents Outstanding
                                                                 10,543         13,188


Six Months Ended June 30                                         2001           2000
------------------------                                       --------       --------
Revenues                                                       $ 49,035       $ 64,936
Net Income (Loss)                                              $   (688)      $  1,452
Basic and Diluted Earnings (Loss) Per Share                    $  (0.07)      $   0.11

Weighted Average Number of Common Shares and Common Share
Equivalents Outstanding
          Basic                                                  10,530         13,164
          Diluted                                                10,530         13,177


                                       ###


CONTACTS:
NATIONAL TECHTEAM, INC.                NATIONAL TECHTEAM, INC.
William F. Coyro, Jr.                  Doug Tayler
President and                          Vice President,
Chief Executive Officer                Sales and Marketing
(248) 357-2866                         (248) 357-2866
wcoyro@techteam.com                    dtayler@techteam.com


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